EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-80408 and 333-107253) of AptarGroup, Inc. of our report dated June 24, 2004 relating to the financial statements of AptarGroup, Inc. Profit Sharing and Savings Plan, which appears in this Form 11-K.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Chicago, Illinois
June 28, 2004